Exhibit 99.1

NEWPORT BEACH, CA - (December 15, 2006) - Acquicor Technology Inc. (AMEX: AQR), announced today its continued intention to sell, subject to market and other conditions, $145 million of convertible senior notes due 2011 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”).

This announcement is neither an offer to sell nor a solicitation to buy any of these notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes being offered and the common stock issuable upon exchange of the notes have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States, absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.